EXHIBIT 5.1


                                                        March 6, 2002


Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215


Ladies and Gentlemen:

     I am the Executive Vice President, Chief Legal Counsel and Secretary of Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), and I offer this opinion in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, relating to up to 7,700,000 shares of the Company's common stock, par value $0.10 per share (the "Common Stock").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion.

     Upon the basis of the foregoing, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement were duly authorized by all necessary corporate action of the Company and such shares were legally issued and are fully paid and nonassessable.

     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                               Very truly yours,

                                               /s/ Bradford T. Smith, Esq.
                                               ---------------------------------
                                               Bradford T. Smith, Esq.
                                               Executive Vice President,
                                               Chief Legal Counsel and Secretary